Exhibit 10

The Insight Communications Company, Inc.

1999 Equity Incentive Plan

(formerly the “1999 Stock Option Plan”)

Article 4. Shares Subject to the Plan, Maximum Awards, and 162(m) Compliance		6
4.1	Number of Shares Available for Grants	6
4.2	Adjustments in Authorized Shares and Awards	6
4.3	Compliance with Section 162(m) of the Code	7
4.4	Performance-Based Exception Under Section 162(m)	7

Article 5. Eligibility and General Conditions of Awards		9
5.1	Eligibility	9
5.2	Award Agreement	9
5.3	General Terms and Termination of Affiliation	9
5.4	Nontransferability of Awards	9
5.5	Cancellation and Rescission of Awards	10
5.6	Stand-Alone, Tandem and Substitute Awards.	10
5.7	Compliance with Rule 16b-3	10
5.8	Deferral of Award Payouts	11

Article 6. Stock Options		11
6.1	Grant of Options	11
6.2	Award Agreement	11
6.3	Option Price	11
6.4	Grant of Incentive Stock Options	11
6.5	Payment	12

Article 7. Restricted Shares		13
7.1	Grant of Restricted Shares	13
7.2	Award Agreement	13
7.3	Consideration for Restricted Shares	13
7.4	Effect of Forfeiture	13
7.5	Escrow; Legends	13

Article 8. Performance Units and Performance Shares		14
8.1	Grant of Performance Units and Performance Shares	14
8.2	Value/Performance Goals	14
8.3	Earning of Performance Units and Performance Shares	14

Article 9. Deferred Stock		14
9.1	Grant of Deferred Stock	14
9.2	Delivery and Limitations	14
9.3	Forfeiture	15

Article 10. Dividend Equivalents		15

Article 11. Other Stock-Based Awards		15

Article 12. Non-Employee Director Awards		15
12.1	Exclusive Means for Non-Employee Director Awards	15
12.2	Director Option	15
12.3	Election to Receive Director Fees in Shares or Deferred Stock in Lieu of Cash	16
12.4	Deferral Elections	17
12.5	Insufficient Number of Shares	18
12.6	Non-Forfeitability	18

Article 13. Amendment, Modification, and Termination		18
13.1	Amendment, Modification, and Termination	18
13.2	Awards Previously Granted	18

ii

Article 14. Withholding		18
14.1	Required Withholding	18
14.2	Notification under Code Section 83(b)	19

Article 15. Additional Provisions		19
15.1	Successors	19
15.2	Gender and Number	19
15.3	Severability	19
15.4	Requirements of Law	19
15.5	Securities Law Compliance.	20
15.6	No Rights as a Stockholder	20
15.7	Nature of Payments	20
15.8	Non-Exclusivity of Plan	20
15.9	Governing Law	20
15.10	Share Certificates	20
15.11	Unfunded Status of Awards; Creation of Trusts	21
15.12	Affiliation	21
15.13	Participation	21
15.14	Military Service	21
15.15	Construction	21
15.16	Headings	21
15.17	Obligations	21
15.18	No Right to Continue as Director	21
15.19	Stockholder Approval	21

iii

INSIGHT COMMUNICATIONS COMPANY, INC.

1999 EQUITY INCENTIVE PLAN

Article 1.

Effective Date, Objectives and Duration

1.1 Effective Date of the Plan. Insight Communications Company, Inc., a Delaware corporation (the “Company”), established a stock option plan known as the Insight Communications Company, Inc. 1999 Stock Option Plan. Effective December 9, 2002 (the “Effective Date”), the Company amended and restated and renamed such plan the 1999 Equity Incentive Plan (the “Plan”). The Company further amended the Plan effective December 7, 2004, subject to approval by the Company’s stockholders. The terms of the Plan, as so amended, are set forth herein.

1.2 Objectives of the Plan. The Plan is intended (a) to allow selected employees and officers of and consultants to the Company and its Affiliates to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Affiliates in attracting new employees, officers and consultants and retaining existing employees, officers and consultants, (b) to provide annual cash incentive compensation opportunities that are competitive with those of other peer corporations, (c) to optimize the profitability and growth of the Company and its Affiliates through incentives which are consistent with the Company’s goals, (d) to provide Grantees with an incentive for excellence in individual performance, and (e) to promote teamwork among employees, officers, consultants and Non-Employee Directors, and (f) to attract and retain highly qualified persons to serve as Non-Employee Directors and to promote ownership by such Non-Employee Directors of a greater proprietary interest in the Company, thereby aligning such Non-Employee Directors’ interests more closely with the interests of the Company’s stockholders.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors of the Company (“Board”) to amend or terminate the Plan at any time pursuant to Article 13 hereof, until the earlier of December 8, 2012, or the date all Shares subject to the Plan shall have been purchased or acquired and the restrictions on all Restricted Stock granted under the Plan shall have lapsed, according to the Plan’s provisions.

Article 2.

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by or is under common control with the Company.

2.2 “Award” means Options (including non-qualified options and Incentive Stock Options and Director Options), Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Dividend Equivalents, or Other Stock-Based Awards granted under the Plan.

2.3 “Award Agreement” means the written agreement by which an Award shall be evidenced.

2.4 “CEO” means the Chief Executive Officer of the Company.

2.5 “COO” means the Chief Operating Officer of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.7 “Committee” or “Stock Option Committee” has the meaning set forth in Section 3.1.

2.8 “Common Stock” means the Class A and/or Class B common stock, $0.01 par value, of the Company.

2.9 “Covered Employee” means a Grantee who, as of the last day of the fiscal year in which the value of an Award is recognizable as income for federal income tax purposes, is one of the group of “covered employees,” within the meaning of Code Section 162(m), with respect to the Company.

2.10 “Deferred Stock” means a right, granted under Section 9.1 or Article 12, to receive Shares at the end of a specified deferral period.

2.11 “Director Option” means a non-qualified Option granted to a Non-Employee Director under Article 12.

2.12 “Disability” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan, a disability within the meaning of Section 22(e)(3) of the Code.

2.13 “Dividend Equivalent” means a right to receive payments equal to dividends or property, if and when paid or distributed, on a specified number of Shares.

2.14 “Eligible Person” means any employee (including any officer) of, or non-employee consultant to, or Non-Employee Director of, the Company or any Affiliate, or potential employee (including a potential officer) of, or non-employee consultant to, the Company or an Affiliate. In addition, a former employee of the company will be considered an Eligible Person if the former employee (i) had an outstanding loan from the Company as of December 31, 2004, and (ii) accepted an offer from the Company made between December 8, 2004 and December 31, 2004 to cancel such outstanding loan (including accrued interest) and surrender to the Company all Shares then pledged to the Company as security for such loan in exchange for the issuance of Shares granted under the Plan in accordance with the terms of such offer.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.16 “Fair Market Value” means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (b) with respect to Shares, unless otherwise determined in the good faith discretion of the Committee, as of any date, (i) the closing price on the date of determination reported in the table entitled “New York Stock Exchange Composite Transactions” contained in The Wall Street Journal (or an equivalent successor table) (or, if no sale of Shares was reported for such date, on the most recent trading day prior to such date on which a sale of Shares was reported); (ii) if the Shares are not listed on the New York Stock Exchange, the closing sales price of the Shares on such other national exchange on which the Shares are principally traded, or as reported by the National Market System, or similar organization, as reported in the appropriate table or listing contained in The Wall Street Journal, or if no such quotations are available, the average of the high bid and low asked quotations in the over-the-counter market as reported by the National Quotation Bureau Incorporated or similar organizations; or (iii) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined (which determination shall be conclusive) in good faith by the Committee.

2.17 “Grant Date” means the date on which an Award is granted or, in the case of a grant to an Eligible Person, such later date as specified in advance by the Committee.

2.18 “Grantee” means a person who has been granted an Award.

2.19 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

2.20 “including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

2.21 “Management Committee” has the meaning set forth in Section 3.1(b).

2.22 “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

2.23 “Non-Employee Director” means a member of the Board who is not an employee of the Company or any Affiliate.

2.24 “Other Stock-Based Award” means a right, granted under Article 11 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

2.25 “Option” means an option granted under Article 6 or Article 12 of the Plan.

2.26 “Option Price” means the price at which a Share may be purchased by a Grantee pursuant to an Option.

2.27 “Option Term” means the period beginning on the Grant Date of an Option and ending on the date such Option expires, terminates or is cancelled.

2.28 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitations of Code Section 162(m) contained in Code Section 162(m)(4)(C) (including the special provisions for options thereunder).

2.29 “Performance Measures” has the meaning set forth in Section 4.4.

2.30 “Performance Period” means the time period during which performance goals must be met.

2.31 “Performance Share” and “Performance Unit” have the respective meanings set forth in Article 8.

2.32 “Period of Restriction” means the period during which Restricted Shares are subject to forfeiture if the conditions specified in the Award Agreement are not satisfied.

2.33 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.34 “Restricted Shares” means Shares that are both subject to forfeiture and are nontransferable if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares.

2.35 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.36 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.37 “Section 16 Non-Employee Director” means a member of the Board who satisfies the requirements to qualify as a “non-employee director” under Rule 16b-3.

2.38 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions involving equity securities of the Company.

2.39 “Share” means a share of Common Stock, and such other securities of the Company as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.40 “Termination of Affiliation” occurs on the first day on which an individual is for any reason no longer providing services to the Company or an Affiliate in the capacity of an employee, officer or consultant or with respect to an individual who is an employee or officer of or a consultant to an Affiliate, the first day on which such entity ceases to be an Affiliate of the Company.

Article 3.

Administration

3.1 Committee.

(a) Subject to Articles 12 and 13, and to Section 3.2, the Plan shall be administered by a Committee (the “Stock Option Committee” or the “Committee”) appointed by the Board from time to time. Notwithstanding the foregoing, either the Board or the compensation committee of the Board (the “Compensation Committee”) may at any time and in one or more instances reserve administrative powers to itself as the Committee or exercise any of the administrative powers of the Committee. To the extent the Board or Compensation Committee considers it desirable to comply with Rule 16b-3 or meet the Performance-Based Exception, the Committee shall consist of two or more directors of the Company, all of whom qualify as “outside directors” within the meaning of Code Section 162(m) and Section 16 Non-Employee Directors. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case if and to the extent the Board deems it appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 and the Performance-Based Exception as then in effect.

(b) The Board or the Compensation Committee may appoint and delegate to another committee (“Management Committee”), to the CEO, or to the COO, any or all of the authority of the Board or the Committee, as applicable, with respect to Awards to Grantees other than Grantees who are executive officers, Non-Employee Directors, or are (or are expected to be) Covered Employees and/or are Section 16 Persons at the time any such delegated authority is exercised. As of the Effective Date, the authority of the Committee with respect to Awards to Grantees other than Non-Employee Directors and senior vice presidents or higher ranking officers of the Company or any Affiliate shall be delegated to the CEO and the COO. This delegation shall remain in effect until such time as the Board or the Compensation Committee rescinds or modifies such delegation.

(c) Unless the context requires otherwise, any references herein to “Committee” include references to the Stock Option Committee, to the Board or Compensation Committee to the extent either has assumed or exercises administrative powers itself as the Committee pursuant to subsection (a), and the Management Committee, the CEO or the COO to the extent they have been delegated authority pursuant to subsection (b), as applicable; provided that (i) for purposes of Awards to Non-Employee Directors under Article 12, “Committee” shall include only the full Board, and (ii) for purposes of Awards intended to comply with Rule 16b-3 or meet the Performance-Based Exception, “Committee” shall include only the Stock Option Committee or the Compensation Committee.

3.2 Powers of Committee. Subject to and consistent with the provisions of the Plan (including Article 12), the Committee has full and final authority and sole discretion as follows; provided that any such authority or discretion exercised with respect to a specific Non-Employee Director shall be approved by the affirmative vote of a majority of the members of the Board, even if not a quorum, but excluding the Non-Employee Director with respect to whom such authority or discretion is exercised:

(a) to determine when, to whom and in what types and amounts Awards should be granted; provided that grants to Non-Employee Directors shall be made solely pursuant to Article 12;

(b) to grant Awards to Eligible Persons in any number, and to determine the terms and conditions applicable to each Award (including the number of Shares or the amount of cash or other property to which an Award will relate, any exercise price, grant price or purchase price, any limitation or restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictions on exercisability or transferability, any performance goals including those relating to the Company and/or an Affiliate and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);

(c) to determine the benefit payable under any Performance Unit, Performance Share, Dividend Equivalent, or Other Stock-Based Award and to determine whether any performance or vesting conditions have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(e) to determine the Option Term;

(f) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

(g) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(h) to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or if and to the extent specified in the Award Agreement automatically or at the election of the Committee (whether to limit loss of deductions pursuant to Code Section 162(m) or otherwise);

(i) to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(j) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(k) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(m) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment (i) which does not adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or change in an existing applicable law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(n) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

(o) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee;

(p) to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting the Company or an Affiliate or the financial statements of the Company or an Affiliate, or, except with respect to Awards granted pursuant to Article 12, in response to changes in applicable laws, regulations or accounting principles; provided, however, that in no event shall such adjustment increase the value of an Award for a person expected to be a Covered Employee for whom the Committee desires to have the Performance-Based Exception apply;

(q) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(r) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, its Affiliates, any Grantee, any person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Committee shall determine, to perform specified functions under the Plan (subject to Sections 4.3 and 5.7(c)).

Article 4.

Shares Subject to the Plan, Maximum Awards, and 162(m) Compliance

4.1 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.2, and except as provided in Section 5.6(b) the number of Shares hereby reserved for delivery under the Plan shall be 9,000,000, of which 2,000,000 Shares shall be available for delivery as Restricted Shares. Immediately prior to the Effective Date, 5,000,000 Shares were available for delivery under the terms of the Insight Communications Company, Inc. 1999 Stock Option Plan, as in effect immediately prior to its amendment to become the Plan (the “Prior Plan”).

If any Shares subject to an Award granted hereunder (or under the Prior Plan) are forfeited or such Award otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. If any Shares subject to an Award granted hereunder (or under the Prior Plan) are withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto (“Returned Shares”), such Returned Shares shall again be available for grant under the Plan.

The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares to which an Award relates pursuant to the Plan.

Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.2 Adjustments in Authorized Shares and Awards. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (b) the number and type of Shares (or other securities or property) subject to outstanding Awards, (c) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, (d) the number and kind of Shares of outstanding Restricted Shares or relating to any other outstanding Award in connection with which Shares are subject, and (e) the number of Shares with respect to which Awards may be granted to a Grantee, as set forth in Section 4.3; provided, in each case, that with respect to Awards of Incentive Stock Options intended to continue to qualify as Incentive Stock Options after such adjustment, no such adjustment shall be authorized to the extent that such adjustment would cause the Incentive Stock Option to violate Section 424(a) of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

4.3 Compliance with Section 162(m) of the Code. To the extent the Committee determines that compliance with the Performance-Based Exception is desirable, the following shall apply:

(a) Section 162(m) Compliance. All Awards granted to persons the Committee believes likely to be Covered Employees shall comply with the requirements of the Performance-Based Exception; provided, however, that to the extent Code Section 162(m) requires periodic shareholder approval of performance measures, such approval shall not be required for the continuation of the Plan or as a condition to grant any Award hereunder after such approval is required. In addition, in the event that changes are made to Code Section 162(m) to permit flexibility with respect to the Award or Awards available under the Plan, the Committee may, subject to this Section 4.3, make any adjustments to such Awards as it deems appropriate.

(b) Annual Individual Limitations. During the 2002 calendar year, no Grantee may be granted Awards (other than Awards that cannot be satisfied in Shares) with respect to more than 1,450,000 Shares, subject to adjustment as provided in Section 4.2, and for any calendar year commencing after 2002, no Grantee may be granted Awards (other than Awards that cannot be satisfied in Shares) with respect to more than 850,000 Shares, subject to adjustment as provided in Section 4.2 and except as otherwise provided in Section 5.6(b). The maximum potential value of Awards to be settled in cash or property (other than Shares) that may be granted with respect to any calendar year to any Grantee expected to be a Covered Employee (regardless of when such Award is settled) shall not exceed $5,000,000. (Thus, Awards that accrue over more than one calendar year (or fiscal year) may exceed the one-year grant limit in the prior sentence at the time of payment or settlement.)

4.4 Performance-Based Exception Under Section 162(m). Unless and until the Committee proposes for stockholder vote and stockholders approve a change in the general performance measures set forth in this Section 4.4, for Awards (other than Options) designed to qualify for the Performance-Based Exception, the objective Performance Measure(s) shall be chosen from among the following:

(a) Earnings (either in the aggregate or on a per-share basis);

(b) Net income or loss;

(c) Operating income or loss;

(d) Operating profit;

(e) Cash flow (as modified or adjusted for purposes of reporting cash flow in accordance with industry practice);

(f) Stockholder returns (including return on assets, investments, equity, or gross sales) (including income applicable to common stockholders or other class of stockholders);

(g) Return measures (including return on assets, equity, or sales);

(h) Earnings before or after either, or any combination of, interest, taxes, depreciation or amortization (EBITDA) (as modified or adjusted for purposes of reporting EBITDA in accordance with industry practice);

(i) Gross revenues;

(j) Share price (including growth measures and total stockholder return or attainment by the Shares of a specified value for a specified period of time);

(k) Reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more business units;

(l) Net economic value;

(m) Market share;

(n) Annual net income to common stock;

(o) Annual cash flow provided by operations;

(p) Changes in annual revenues;

(q) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

(r) Economic value added;

(s) Sales;

(t) Costs;

(u) Results of customer satisfaction surveys;

(v) Aggregate product price and other product price measures;

(w) Safety record;

(x) Service reliability;

(y) Operating and maintenance cost management;

(z) Debt rating; and/or

(aa) Achievement of business or operational goals such as market share and/or business development;

provided that applicable performance measures may be applied on a pre- or post-tax basis; and provided further that the Committee may, on the Grant Date of an Award intended to comply with the Performance-Based Exception, and in the case of other grants, at any time, provide that the formula for such Award may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss. For Awards intended to comply with the Performance-Based Exception, the Committee shall set the Performance Measures within the time period prescribed by Section 162(m) of the Code. The levels of performance required with respect to Performance Measures may be expressed in absolute or relative levels and may be based upon a set increase, set positive result, maintenance of the status quo, set decrease or set negative result. Performance Measures may differ for Awards to different Grantees. The Committee shall specify the weighting (which may be the same or different for multiple objectives) to be given to each performance objective for purposes of determining the final amount payable with respect to any such Award. Any one or more of the Performance Measures may apply to the Grantee, a department, unit, division or function within the Company or any one or more Affiliates; and may apply either alone or relative to the performance of other businesses or individuals (including industry or general market indices).

The Committee shall have the discretion to adjust the determinations of the degree of attainment of the pre-established performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception may not (unless the Committee determines to amend the Award so that it no longer qualified for the Performance-Based Exception) be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward). The Committee may not, unless the Committee determines to amend the Award so that it no longer qualifies for the Performance-Based Exception, delegate any responsibility with respect to Awards intended to qualify for the Performance-Based Exception. All determinations by the Committee as to the achievement of the Performance Measure(s) shall be in writing prior to payment of the Award.

In the event that applicable laws change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, and still qualify for the Performance-Based Exception, the Committee shall have sole discretion to make such changes without obtaining stockholder approval.

Article 5.

Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award. Each Person who, on any date on which an Award is to be granted pursuant to Article 12, is a Non-Employee Director eligible to be granted an Award pursuant to Article 12 automatically shall be granted an Award pursuant to Article 12 on such date.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3 General Terms and Termination of Affiliation. The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Section 13.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including terms requiring forfeiture, acceleration or pro-rata acceleration of Awards in the event of a Termination of Affiliation by the Grantee. Except as may be required under the Delaware General Corporation Law, Awards may be granted for no consideration other than prior and future services. Except as otherwise determined by the Committee pursuant to this Section 5.3, all Options that have not been exercised, or any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested, or which have outstanding Performance Periods, at the time of a Termination of Affiliation shall be forfeited to the Company.

5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under applicable law, by the Grantee’s guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a “QDRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974 as amended, or the rules thereunder.

(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement, Director Options, Deferred Stock, and Awards other than Incentive Stock Options, may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such transferee in accordance with the terms of such Award. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(d) Nothing herein shall be construed as requiring the Committee to honor a QDRO except to the extent required under applicable law.

5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Affiliation.

5.6 Stand-Alone, Tandem and Substitute Awards.

(a) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan; provided that if the stand-alone, tandem or substitute Award is intended to qualify for the Performance-Based Exception, it must separately satisfy the requirements of the Performance-Based Exception. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits.

(b) The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by employees of or consultants to another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation or acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value. The limitations of Sections 4.1 and 4.3 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this subsection (b).

5.7 Compliance with Rule 16b-3.

(a) Six-Month Holding Period Advice. Unless a Grantee could otherwise dispose of or exercise a derivative security or dispose of Shares delivered under the Plan without incurring liability under Section 16(b) of the

Exchange Act, the Committee may advise or require a Grantee to comply with the following in order to avoid incurring liability under Section 16(b): (i) at least six months must elapse from the date of acquisition of a derivative security under the Plan to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security, and (ii) Shares granted or awarded under the Plan other than upon exercise or conversion of a derivative security must be held for at least six months from the date of grant of an Award.

(b) Reformation to Comply with Exchange Act Rules. To the extent the Committee determines that a grant or other transaction by a Section 16 Person should comply with applicable provisions of Rule 16b-3 (except for transactions exempted under alternative Exchange Act rules), the Committee shall take such actions as necessary to make such grant or other transaction so comply, and if any provision of this Plan or any Award Agreement relating to a given Award does not comply with the requirements of Rule 16b-3 as then applicable to any such grant or transaction, such provision will be construed or deemed amended, if the Committee so determines, to the extent necessary to conform to the then applicable requirements of Rule 16b-3.

(c) Rule 16b-3 Administration. Any function relating to a Section 16 Person shall be performed solely by the Committee or the Board if necessary to ensure compliance with applicable requirements of Rule 16b-3, to the extent the Committee determines that such compliance is desired. Each member of the Committee or person acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer, manager or other employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation consultant or attorney or other professional retained by the Company to assist in the administration of the Plan.

5.8 Deferral of Award Payouts. The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option, the lapse or waiver of restrictions with respect to Restricted Shares, the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares, the lapse or waiver of the deferral period for Deferred Stock, or the lapse or waiver of restrictions with respect to Other Stock-Based Awards. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.

Article 6.

Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the Option Term, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine.

6.3 Option Price. The Option Price of an Option under this Plan shall be determined in the sole discretion of the Committee. Subject to the adjustment allowed under Section 4.2, neither the Committee nor the Board shall have the authority or discretion to change the Option Price of any outstanding Option.

6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an employee of the Company or a Subsidiary Corporation (as defined below);

(b) shall have an Option Price of not less than 100% of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary Corporation (a “10% Owner”), have an Option Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(c) shall be for a period of not more than 10 years (five years if the Grantee is a 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary Corporation (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year (“Prior Grants”) would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”), within 10 days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

For purposes of this Section 6.4, “Subsidiary Corporation” means a corporation other than the Company in an unbroken chain of corporations beginning with the Company if, at the time of granting the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.5 Payment. Except as otherwise provided by the Committee in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a) cash, personal check or wire transfer;

(b) Mature Shares, valued at their Fair Market Value on the date of exercise;

(c) with the approval of the Committee, Restricted Shares held by the Grantee for at least six months prior to the exercise of the Option, each such share valued at the Fair Market Value of a Share on the date of exercise; or

(d) subject to applicable law (including the prohibited loan provisions of Section 402 of the Sarbanes-Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

The Committee may in its discretion specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Option Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

Article 7.

Restricted Shares

7.1 Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

7.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable securities laws; provided that such conditions and/or restrictions may lapse, if so determined by the Committee, in the event of the Grantee’s Termination of Affiliation due to death, disability, normal or approved early retirement, or involuntary termination by the Company or an Affiliate without “cause”.

7.3 Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares.

7.4 Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

7.5 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

Article 8.

Performance Units and Performance Shares

8.1 Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

8.2 Value/Performance Goals. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee. With respect to Covered Employees and to the extent the Committee deems it appropriate to comply with Section 162(m) of the Code, all performance goals shall be objective Performance Measures satisfying the requirements for the Performance-Based Exception, and shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

(a) Performance Unit. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Performance Share. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

8.3 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee. If a Performance Unit or Performance Share Award is intended to comply with the Performance-Based Exception, the Committee shall certify the level of achievement of the performance goals in writing before the Award is settled.

At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement.

If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with grants of Performance Units or Performance Shares which have been earned, but not yet delivered to the Grantee.

Article 9.

Deferred Stock

9.1 Grant of Deferred Stock. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Deferred Stock to any Eligible Person, in such amount and upon such terms as the Committee shall determine, including grants at the election of a Grantee to convert Shares to be acquired upon Option exercise, upon lapse of restrictions on Restricted Shares, or vesting of Performance Shares, into such Deferred Stock.

9.2 Delivery and Limitations. Delivery of Shares will occur upon expiration of the deferral period specified for the Award of Deferred Stock by the Committee. In addition, an Award of Deferred Stock shall be subject to such limitations as the Committee may impose, which limitations may lapse at the expiration of the deferral period or at other specified times, separately or in combination, in installments or otherwise, as the Committee shall determine at the time of grant or thereafter. Unless and only to the extent that the Committee shall provide otherwise in the Award Agreement, a Grantee awarded Deferred Stock will have no voting rights but will have the rights to receive Dividend Equivalents in respect of Deferred Stock, which Dividend Equivalents shall be deemed reinvested in additional Shares of Deferred Stock.

9.3 Forfeiture. Upon Termination of Affiliation during the applicable deferral period, Deferred Stock that is at that time subject to deferral shall be forfeited to the extent provided in the Award Agreement.

Article 10.

Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested.

Article 11.

Other Stock-Based Awards

The Committee is authorized, subject to limitations under applicable law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Committee shall determine the terms and conditions of such Awards. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this Article 11 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

Article 12.

Non-Employee Director Awards

12.1 Exclusive Means for Non-Employee Director Awards. Awards to Non-Employee Directors shall be made solely pursuant to this Article 12.

12.2 Director Option. Each Non-Employee Director may elect (an “Option Election”) to have all or any portion of his or her annual retainer fee (as in effect from time to time) be paid as an Award of a Director Option. An Option Election may be made at any time prior to the date annual retainer fees or any portion thereof would otherwise have been paid in cash, subject to such restrictions and advance written filing requirements as the Company may impose. Each Option Election shall specify the portion of the annual retainer fee to be paid as an Award of a Director Option and shall remain in effect with respect to future annual retainer fees until the Non-Employee Director revokes or changes such Option Election. Any such revocation or change shall have prospective application only. Each Director Option and Award thereof shall be subject to the following terms and conditions:

(a) Non-Employee Director Status. A person must be a Non-Employee Director on the Grant Date of a Director Option in order to be granted such Director Option.

(b) The Grant Date for each such Director Option shall be the date the annual retainer fee or portion thereof would otherwise have been paid in cash.

(c) The number of Shares subject to each such Director Option shall be the amount of the annual retainer fee or portion thereof that would otherwise have been paid in cash on the Grant Date, divided by the per-Share Modified Black-Scholes Value of the Director Option as of the Grant Date, rounding up to the next higher whole number of Shares any fractional portion of a Share equal to or in excess of one-half Share (and otherwise rounding down to the next lower whole number of Shares). For purposes of this Article 12 “Modified Black-Scholes Value” means the per share fair value of the Director Option determined using the modified Black-Scholes option pricing model or similar option pricing model, and applied on the basis of such risk-free interest rate, expected option life, volatility, average stock price, and other applicable parameters, or formula therefor, as the Company in its sole discretion approves.

(d) Option Price. The Option Price for each Director Option shall be 100 percent of the Fair Market Value of a Share on the Grant Date.

(e) Director Option Term. The Option Term of each Director Option shall expire on the earlier of (i) an anniversary of the Grant Date determined by the Board and uniformly applied to all Director Options granted on a single Grant Date, not later than the tenth anniversary of the Grant Date, or (ii) five years, or such shorter period as the Board may determine, after the date the Grantee ceases to serve as a Non-Employee Director.

(f) Vesting and Exercisability. Each Director Option shall be fully vested and exercisable at any time, or from time to time, throughout the Option Term.

(g) Method of Exercise. A Grantee may exercise a Director Option, in whole or in part, during the Option Term, by giving written notice of exercise to the Human Resources Department of the Company, specifying the Director Option to be exercised and the number of Shares to be purchased, and paying in full the exercise price by any one or any combination of the following means:

(i) in cash, personal check or wire transfer;

(ii) by surrendering Mature Shares having a Fair Market Value at the time of exercise equal to the Option Price for Shares being acquired; or

(iii) subject to applicable law (including the prohibited loan provisions of Section 402 of the Sarbanes-Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares.

(h) Exercise of Director Option for Deferred Stock. A Non-Employee Director who is entitled to make and makes a Deferral Election in accordance with Section 12.4 and who pays the Option Price with Mature Shares may exercise his or her option for an equal number of shares of Deferred Stock in lieu of Shares.

12.3 Election to Receive Director Fees in Shares or Deferred Stock in Lieu of Cash.

(a) Payment of Director Fees in Shares. Pursuant to procedures approved by the Board to implement this Section 12.3 and subject to the approval of the Board in its sole discretion, a Non-Employee Director may elect (“Share Election”) to be paid all or a portion of the cash fees earned in his or her capacity as a Non-Employee Director (including annual retainer fees, meeting fees, fees for service on a Board committee, fees for service as chairman of a Board committee, and any other fees paid to directors) (“Director Fees”) in the form of Shares in lieu of cash. A Share Election may be made at any time prior to the date Director Fees would otherwise have been paid in cash, subject to such restrictions and advance filing requirements as the Company may impose. Each Share Election shall specify the portion of the Director Fees to be paid in the form of Shares and shall remain in effect with respect to future Director Fees until the Non-Employee Director revokes or changes such Share Election. Any such revocation or change shall have prospective application only. Shares delivered pursuant to a Share Election shall be the whole number of Shares determined by dividing the amount of Director Fees to be paid in Shares by the Fair Market Value of a Share on the date such Director Fees would otherwise be paid (rounding up to the next higher whole number of Shares any fractional portion of a Share equal to or in excess of one-half Share, and otherwise rounding down to the next lower whole number of Shares).

(b) Payment of Director Fees in Deferred Stock. A Non-Employee Director who makes a Deferral Election in accordance with Section 12.4 shall receive all or part (as he or she elects) of his or her Director Fees in the form of a number of shares of Deferred Stock equal to the quotient (rounding up to the next higher whole number of shares, any fractional portion of a Share equal to or in excess of one-half Share, and otherwise rounding down to the next lower whole number of Shares) of the amount of Director Fees to be paid in the form of Deferred Stock divided by the Fair Market Value of a Share on the date such Director Fees would otherwise be paid in cash.

12.4 Deferral Elections. Pursuant to procedures approved by the Board to implement this Section 12.4 and subject to the approval of the Board in its sole discretion, a Non-Employee Director may elect (“Deferral Election”) to be paid any or all of the following (“Deferrable Amounts”) in the form of Deferred Stock in lieu of cash or Shares, as applicable: (i) shares to be delivered on exercise of a Director Option as provided in Section 12.2(e); (ii) Director Fees as provided in 12.3(a); and (iii) Dividend Equivalents on Deferred Stock, as provided in Section 12.4(d).

(a) Timing of Deferral Elections. An initial Deferral Election must be filed with the Human Resources Department of the Company no later than December 31 of the year preceding the calendar year in which the Deferrable Amounts to which the Deferral Election applies would otherwise be paid or delivered, subject to such restrictions and advance filing requirements as the Company may impose; provided that any newly elected or appointed Non-Employee Director may file a Deferral Election not later than 30 days after the date such person first became a Non-Employee Director (or at such later time in the year of such election or appointment as the Company shall permit). A Deferral Election shall be irrevocable as of the filing deadline and shall only apply with respect to Deferrable Amounts otherwise payable after the filing of such election. Each Deferral Election shall remain in effect with respect to subsequently earned Deferrable Amounts unless the Non-Employee Director revokes or changes such Deferral Election. Any such revocation or change shall have prospective application only.

(b) Content of Deferral Elections. A Deferral Election must specify the following:

(i) The number of Shares acquired on exercise of a Director Option or under a Director Stock Grant to be paid in Deferred Stock, or the dollar amount or percentage of Director Fees to be paid in Deferred Stock;

(ii) the date such Deferred Stock shall be paid (subject to such limitations as may be specified by counsel to the Company); and

(iii) whether Dividend Equivalents on Deferred Stock are to be paid in cash or deposited in the form of Deferred Stock to the Non-Employee Director’s Deferral Account (as defined in Section 12.4(c)), to be paid at the time the Deferred Stock to which they relate are paid.

(c) Deferral Account. The Company shall establish an account (“Deferral Account”) on its books for each Non-Employee Director who makes a Deferral Election. A number of shares of Deferred Stock (determined in the case of a Deferrable Amount otherwise payable in cash, by dividing the amount of cash to be deferred by the Fair Market Value of a Share on the date such cash would otherwise be paid, and rounding up to the next higher whole number of Shares any fractional portion of a Share equal to or in excess of one-half Share, and otherwise rounding down to the next lower whole number of Shares) shall be credited to the Non-Employee Director’s Deferral Account as of each date a Deferrable Amount subject to a Deferral Election would otherwise be paid. Deferral Accounts shall be maintained for recordkeeping purposes only and the Company shall not be obligated to segregate or set aside assets representing securities or other amounts credited to Deferral Accounts. The obligation to make distributions of securities or other amounts credited to Deferral Accounts shall be an unfunded unsecured obligation of the Company.

(d) Crediting of Dividend Equivalents. Whenever dividends are paid or distributions made with respect to Shares, Dividend Equivalents shall be credited to Deferral Accounts on all Deferred Stock credited thereto as of the record date for such dividend or distribution. If the Non-Employee Director has elected cash payment of Dividend Equivalents pursuant to Section 12.4(b), such Dividend Equivalents shall be paid in cash on the payment date of the dividend or distribution. Otherwise, such Dividend Equivalents shall be credited to the Deferral Account in the form of additional Deferred Stock in a number determined by dividing the aggregate value of such Dividend

Equivalents by the Fair Market Value of a Share at the payment date of the dividend or distribution (rounding up to the next higher whole number of Shares any fractional portion of a Share equal to or in excess of one-half Share, and otherwise rounding down to the next lower whole number of Shares).

(e) Settlement of Deferral Accounts. The Company shall settle a Non-Employee Director’s Deferral Account by delivering to the holder thereof (which may be the Non-Employee Director or his or her beneficiary) a number of Shares equal to the whole number of Deferred Stock then credited to such Deferral Account (or a specified portion in the event of any partial settlement); provided that if less than the value of a whole Share remains in the Deferral Account at the time of any such distribution, the number of Shares distributed shall be rounded up to the next higher whole number of Shares if the fractional portion of a Share remaining is equal to or in excess of one-half Share, and otherwise shall be rounded down to the next lower whole number of Shares. Such settlement shall be made at the time or times specified in the applicable Deferral Election; provided that a Non-Employee Director may further defer settlement of the Deferral Account by filing a new Deferral Election if the new Deferral Election is filed in the calendar year preceding the calendar year in which the Deferred Shares would be payable under the then-current Deferral Election and at least six months before such Deferred Shares would be payable under the then-current Deferral Election.

12.5 Insufficient Number of Shares. If at any date insufficient Shares are available under the Plan for the automatic grant of Director Options or Director Stock Grants, or the delivery of Shares in lieu of cash payment of Director Fees, or crediting Deferred Stock pursuant to a Deferral Election, (a) Director Options under Section 12.2 automatically shall be granted proportionately to each Non-Employee Director eligible for such a grant to the extent Shares are then available (provided that no Director Option shall be granted with respect to a fractional number of Shares), and (b) then, if any Shares remain available, Director Fees elected to be received in Shares shall be paid in the form of Shares or deferred in the form of Deferred Stock proportionately among Non-Employee Directors then eligible to participate to the extent Shares are then available.

12.6 Non-Forfeitability. The interest of each Non-Employee Director in Director Options or Deferred Stock (and any Deferral Account relating thereto) granted or delivered under the Plan at all times shall be non-forfeitable.

Article 13.

Amendment, Modification, and Termination

13.1 Amendment, Modification, and Termination. Subject to Section 13.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval.

13.2 Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

Article 14.

Withholding

14.1	Required Withholding

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option, or upon the lapse of restrictions on Restricted Shares, or upon the transfer of Deferred Stock, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld;

(ii) delivering part or all of the amount to be withheld in the form of Mature Shares valued at their Fair Market Value on the Tax Date;

(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option, upon the lapse of restrictions on Restricted Stock, or upon the transfer of Deferred Stock, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iv) withholding from any compensation otherwise due to the Grantee.

The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option to be satisfied by withholding Shares upon exercise of such Option pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares or delivery of Mature Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(b) Any Grantee who makes a Disqualifying Disposition (as defined in Section 6.4(f)) or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in subsection (a).

14.2 Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

Article 15.

Additional Provisions

15.1 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

15.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

15.3 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15.4 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

15.5 Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1993, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

15.6 No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

15.7 Nature of Payments. Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

15.8 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for employees or Non-Employee Directors as it may deem desirable.

15.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, other than its laws respecting choice of law.

15.10 Share Certificates. All certificates for Shares delivered under the terms of the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares. In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the terms of the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the Committee or a Grantee, the Committee may require any Grantee to enter into an agreement providing that certificates representing Shares deliverable or delivered pursuant to an Award shall remain in the physical custody of the Company or such other person as the Committee may designate.

15.11 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

15.12 Affiliation. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Grantee’s employment or consulting contract at any time, nor confer upon any Grantee the right to continue in the employ of or as an officer of or as a consultant to the Company or any Affiliate.

15.13 Participation. No employee or officer shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

15.14 Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

15.15 Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders.

15.16 Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

15.17 Obligations. Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

15.18 No Right to Continue as Director. Nothing in the Plan or any Award Agreement shall confer upon any Non-Employee Director the right to continue to serve as a director of the Company.

15.19 Stockholder Approval. All Awards granted on or after the Effective Date and prior to the date the Company’s stockholders approve the amended and restated Plan are expressly conditioned upon and subject to approval of the amended and restated Plan by the Company’s stockholders.